EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 9, 2006 relating to the consolidated financial statements of RITA Medical Systems, Inc. for the year ended December 31, 2005, RITA Medical Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of RITA Medical Systems, Inc., which appear in RITA Medical Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 15, 2006.

/s/ STONEFIELD JOSEPHSON, INC.
San Francisco, California
December 7, 2006